EXHIBIT 10.4
AMENDED AND RESTATED
MARKETING AGREEMENT
     THIS AMENDED AND RESTATED MARKETING AGREEMENT (“Agreement”), dated as of February 27, 2007, is made by and among PROINVEST REALTY ADVISORS LLC (“Company Sponsor”), a Texas limited liability company, PROINVEST REALTY FUND LLC (“Company”), a Delaware limited liability company, and CRITICAL DATA INC (“Consultant”), a Washington corporation.
WITNESSETH:
      WHEREAS, the Consultant proposes to provide certain marketing services (“Marketing Services”) to the Company Sponsor and to the Company incident to the offering (“Offering”) and sale by the Company of up to $100 million of membership interests (any one, “Unit;” all together, “Units”) in the Company at a price per Unit of $10,000 and as to be more particularly described in the prospectus and all supplements and amendments thereto from time to time (all together, “Prospectus”) describing the Offering and constituting a part of the Form S-11 registration statement (“Form S-11”) to be filed by the Company with the Securities and Exchange Commission; and
      WHEREAS, the Company Sponsor and the Company propose to engage the Consultant to provide the Marketing Services; and
      WHEREAS, the Company Sponsor, acting on its own behalf and on behalf of the Company, and the Consultant mutually executed and delivered that other certain Marketing Agreement, dated February 27, 2007, which the Company Sponsor, the Company and the Consultant now propose to modify, amend, and restate in its entirety by the execution and delivery hereof;
      NOW THEREFORE, for and (consideration of the mutual agreements herein and) other good, valuable, sufficient, and received consideration, the Company Sponsor, the Company, and the Consultant hereby agree as follows:
      Section 1. Marketing Services. At the outset of this Agreement, the Consultant shall promptly familiarize itself with the Confidential Business Plan for Proinvest Realty Advisors LLC and Confidential Business Plan for Proinvest Realty Fund LLC (“Business Plan”) heretofore provided by the Company Sponsor to the Consultant. The Company Sponsor shall endeavor to timely and fully respond to information and document requests from the Consultant with respect to the Business Plan, the (transactions contemplated thereby, and marketing issues) identified by the Consultant so as to enable the Consultant to perform its obligations hereunder. Based upon the Business Plan, the Consultant has prepared and delivered to the Company Sponsor and the Company a comprehensive marketing plan (“Marketing Plan”) for the marketing of the Units to prospective investors (“Prospective Investors”) in the Company. The Marketing Plan includes (a) specific marketing recommendations of the Consultant as to achieving a full subscription by Prospective Investors to the Offering, (b) a detailed budget of the expected costs and expenses for full implementation of the Marketing Plan, and (c) a detailed timeline (schedule) for full implementation of the Marketing Plan. All permanent policies or actions required as a result of the Marketing Plan, and recommendations made to the Consultant by third parties, are subject to the approval of the Company Sponsor.
The Marketing Plan includes (a) an analysis of comparable and competitive offerings similar to the Offering, (b) recommendations for structural changes, if any, to the Company, and (c) a plan for the active advertisement and marketing of the Units in compliance with the requirements and limitations of all applicable state and federal securities regulation laws (together, “Securities Laws”), including advertising devices, brochures, and other collateral materials and marketing presentations (all together, “Other Offering Materials”), and (d) a plan for securing Prospective Investors as contemplated by the preceding paragraph. In implementing the Marketing Plan, the Consultant shall, as necessary and appropriate, consult with Prospera Financial Services Inc (“Managing Broker-Dealer”), a Texas corporation, the broker-dealer who will manage the sale of the Units through licensed broker-dealers and other third party registered intermediaries. The Consultant shall diligently and timely cooperate with and assist the Company Sponsor and the Company in the implementation of the Marketing Plan, and shall perform all such functions, duties, and discharge all such responsibilities, as shall be allocated to the Consultant under the Marketing Plan.
Any term or condition hereof to the contrary notwithstanding, the Consultant hereby expressly acknowledges and agrees that the Business Plan, the Marketing Plan, and any and all work product of any kind, character, or description produced by or through the efforts of the Consultant incident to the provision of the Marketing Services, including without limitation prospective purchaser lists, databases, contact information, document layouts and designs, sales materials, published or unpublished financial information, published or unpublished business plans other than the Business Plan, published or unpublished marketing plans other than the Marketing Plan, financial and other projections, marketing data, guides, manuals, charts, graphics, research information, business procedures, trademarks and related rights, service marks and related rights, copyrights and related rights, patents and related rights, URL’s, tradenames, telephone numbers, and business information generally, whether in tangible, intangible, visual, or electronic format, are and shall remain the exclusive property of the Company Sponsor and the Company.
     Section 2. No General Solicitation. Neither the Consultant nor any person or entity affiliated directly or indirectly with the Consultant (any one, “Consultant Affiliate”) may engage in any “general solicitation” or “advertising,” as each of such terms is defined in and interpreted under the Securities Laws, including most particularly the Securities Act of 1933, in any effort by the Company, the Managing Broker-Dealer, or any other party to procure Prospective Investors.
     Section 3. Certain Sales of Units on Net Asset Value Basis. The Company shall cause the Managing Broker-Dealer to arrange sales (“Fee Remission Sales”) of the Units to the principals (“Consultant Principals”) of the Consultant, if so requested by the Consultant, for the personal account of the Consultant Principals and on a net asset value basis, i.e., without payment of any fee to the Managing Broker-Dealer, any broker dealer selling commissions or concessions, or any participating broker dealer marketing fees or expenses (“Net Asset Value Basis”).
     With respect to any Fee Remission Sales of Units on a Net Asset Value Basis to the Consultant Principals or to the principals of the Company Sponsor or the Managing Broker Dealer, for the personal account of any such principals, if so requested by such principals, shall also be made without payment of any Consultant Fees otherwise payable to the Consultant hereunder.
      Any Fee Remission Sales shall be subscribed to by means of a subscription agreement specifically prepared by the Company Sponsor for Fee Remission Sales.
      Section 4. Confidential Information. The Consultant shall at all times prior to , and after, a Termination (hereinafter defined) maintain as confidential and proprietary solely to the Company Sponsor and the Company any and all information, data, plans, surveys, and work product (all together, “Confidential Information”) of whatever kind, character, or description, including the Business Plan and the Marketing Plan, resulting from the rendition of the Marketing Services or provided to the Consultant by or at the behest of the Company sponsor, the Company, the Managing Broker-Dealer, or any other party incident to the Offering or the business and affairs of the Company Sponsor and the Company generally. Without limitation, the Confidential Information shall include (a) any existing, planned, or proposed strategic, marketing, and other business plans and strategies of the Company Sponsor and the Company, including any such plans and strategies proposed or developed by the Consultants, (b) the identities of persons and entities with whom the Company Sponsor and the Company presently does, or with whom the Company Sponsor and the Company propose doing, business, (c) any transactional structural proposals or models of or by the Company Sponsor, the Company, and the Consultant, (d) any existing, planned, or proposed business operations, products, or services of the Company Sponsor and the Company, (e) any financial information, projections, pro forma and other analyses, compilations, models, statements, and reports to or by the Company Sponsor, the Company, and the Consultant, (f) any existing, planned ,or proposed business operations, systems strategies, or methodologies of the Company Sponsor and the Company, (g) any existing, planned, or proposed customer, client, or Prospective Investor lists of the Company Sponsor and the Company, and (g) generally, as to all of the information and materials described in the preceding subparts (a) through (f) of this Section 3, any such information and materials in whatever form, format, or medium, including without limitation written, verbal, electronic, mechanical, or graphic form or format. To the extent requested by the Company Sponsor and the Company, all Confidential Information shall be copyrighted by the Consultant solely in the name of the Company Sponsor and/or the Company.
     Section 5. Compensation and Expense Reimbursement of the Consultant. The Consultant is hereby appointed the exclusive marketing agent for the Company. The Company shall pay, or cause to be paid, to the Consultant (a) current marketing consultant fees (“Consultant Fees”) in amounts equal to 0.25% (or $25.00) per Unit sold and for which the Company has actually received funds, plus (b) trailing marketing

Consultant fees (“Trailing Consultant Fees”), payable (i) solely from the subordinated aggregate 30% residual interest in the company retained by the Company Sponsor, the Consultant, and Prospera Financial Services Inc, and (ii) in amounts equal to 2.0% of the cash flow received by the Company from time to time derived solely from the disposition of any real estate asset (“Company Asset”) owned by the Company, and after payment by the Company of (A) all indebtedness related to the Company Asset being sold, (B) all selling expenses related to the Company Asset being sold, (C) the establishment of reasonable, necessary, and prudent capital reserves by the Company from the proceeds received by the Company from the Company Asset being sold, and (D) the payment and distribution with respect to the Units of all amounts necessary for the Units to achieve an 8% internal rate of return. The company shall also pay or reimburse to the Consultant all of the reasonable, necessary, normal, and appropriately documented expenses (“Consultant Expenses”) incurred by the Consultant related to the Offering and the rendition by the Consultant of the Marketing Services. The Consultant shall deliver to the Company Sponsor a statement of the Consultant Expenses on or before the last calendar day of each calendar month and the Company Sponsor shall pay or cause the Consultant Expenses noted in such statement to be paid on or before the 15th calendar day of the next succeeding calendar month. The Consultant Fees and the Consultant Trailing Fees shall be paid on or before the 15th calendar day of the calendar month next succeeding the calendar month for which such fees become due and payable. The Consultant shall be entitled to payment of Consultant Fees and Trailing Consultant Fees calculated as specified herein until the sale of the last asset of the Company, irrespective of a Termination (as hereinafter defined). The payments to be made under this paragraph are expressly subject to, and may be limited by, the rules and regulations of the National Association of Securities Dealers.
     Section 6. Termination. This Agreement may be terminated (“Termination”) by either the Company Sponsor, the Company, or the Consultant at any time after not less than 90 days prior written notice by the Company Sponsor, the Company, or the Consultant to each of the others. Upon a Termination, the Consultant shall deliver to the Company Sponsor and/or the Company within 15 days thereafter (a) an accounting itemizing (i) any Consultant Fees and Trailing Consultant Fees accrued or earned and unpaid as of the date of the Termination, plus (ii) all Consultant Expenses unpaid as of the date of the Termination, and (b) all Confidential Information in the possession of or reasonably available to the Consultant.
     Section 7. Notices. All notices required, permitted or convenient under this Agreement shall be in writing and shall be deemed delivered when deposited into a regularly maintained receptacle of the United States Postal Service as first class, postage pre-paid, return receipt requested certified mail, and addressed (a) if to the Company Sponsor: Proinvest Realty Advisors LLC, 8333 Douglas Ave, Ste 1450, Dallas TX 75225, Attn: G N Olson, Pres & CEO, (b) if to the Company: Proinvest Realty Fund LLC, 8333 Douglas Ave, Ste 1450, Dallas TX 75225, Attn: G N Olson, Pres & CEO, and (c) if to the Consultant: Critical Data, Inc, Undercliff Mansion, 703 W 7th St, Spokane WA 99204, Attn: William D Hockett, President.

     Section 8. Status of the Parties. Nothing in this Agreement shall be deemed or construed to create a partnership or joint Venture between the Company and the Consultant. At all times during the effectiveness of this Agreement, the consultant shall be, and shall act solely as, an independent contractor with the Company Sponsor and the Company.
     Section 9. No Third-party Beneficiaries. This Agreement is personal to the Consultant, the Company Sponsor, and the Company and is for the sole but mutual benefit of the Consultant, the Company Sponsor, and the Company. No third party shall, under any circumstances, constitute a third-party beneficiary of this Agreement. This Agreement may not be transferred, assigned, conveyed, pledged, or hypothecated, by operation of law or otherwise, by the Consultant to any other party.
     Section 10. Applicable Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Venue for resolution of any dispute hereunder shall lie exclusively in Dallas County, Texas.
     Section 11. Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall constitute an original.
IN WITNESS WHEREOF, this Agreement has been executed by the Company Sponsor and the Consultant on the date first recited.

PROINVEST REALTY ADVISORS LLC, a Texas limited liability company

By:	/s/ G N Olson

G N Olson
President & Chief Executive Officer

PROINVEST REALTY FUND LLC, a
Delaware limited liability company

By:	/s/ G N Olson

G N Olson
President & Chief Executive Officer

CRITICAL DATA INC, a Washington corporation

By:	/s/ William D Hockett

William D Hockett
President

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